Exhibit 10.2

CONFIDENTIAL TREATMENT

REQUESTED PURSUANT TO RULE 24b-2

Certain portions of this exhibit have been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended. The omitted materials have been filed separately with the Securities and Exchange Commission

LICENSE AGREEMENT

This License Agreement is entered into as of this 7th day of October, 2008 (the “Effective Date”), by and between Shape Pharmaceuticals, Inc., a corporation organized under the laws of the State of Delaware, having a place of business at c/o Healthcare Ventures, LLC, 55 Cambridge Parkway, Suite 301, Cambridge, MA 02142 (“Licensee”), President and Fellows of Harvard College, a Massachusetts non-profit educational institution, having a place of business at Holyoke Center, Suite 727, 1350 Massachusetts Avenue, Cambridge, Massachusetts 02138 (“Harvard”) and Dana-Farber Cancer Institute, Inc., having a place of business at 44 Binney Street, Boston, Massachusetts (“DFCI”).  Harvard and DFCI shall be referred to together as “Licensors.”

WHEREAS, Licensors are the joint and sole owners of the Exclusive Patent Rights (as defined below) and have the right to grant a license thereunder; and

WHEREAS, Licensors desire to have products based on the Exclusive Patent Rights developed and commercialized to benefit the public and are willing to grant a license under their interest in the Exclusive Patent Rights; and

WHEREAS, Licensee has represented to Licensors, in order to induce Licensors to enter into this Agreement, that Licensee shall commit itself to commercially reasonable efforts to develop and commercialize products based on the Exclusive Patent Rights; and

WHEREAS, Licensee wishes to obtain a license under the Exclusive Patent Rights and Licensors wish to grant to Licensee a license under the entire interest in the Exclusive Patent Rights, all in accordance with the terms and conditions of this Agreement;

NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

1.                                      Definitions.

Whenever used in this Agreement with an initial capital letter, the terms defined in this Article 1, whether used in the singular or the plural, shall have the meanings specified below.

1.1.         “Affiliate” shall mean, with respect to an entity, any person, organization or entity controlling, controlled by or under common control with, such entity.  For purposes of this definition only, “control” of another person, organization or entity shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the activities, management or policies of such person, organization or entity, whether through the ownership of voting securities, by contract or otherwise.  Without limiting the foregoing, control shall be presumed to exist when a person, organization or entity (a) owns or directly controls fifty percent (50%) or more of the outstanding voting stock or other ownership interest of the other organization or entity, or (b) possesses, directly or indirectly, the power to elect or appoint fifty percent (50%) or more of the members of the governing body of the organization or other entity.  The parties

CONFIDENTIAL TREATMENT

REQUESTED PURSUANT TO RULE 24b-2

acknowledge that in the case of certain entities organized under the laws of certain countries outside of the United States, the maximum percentage ownership permitted by law for a foreign investor may be less than fifty percent (50%), and that in such cases such lower percentage shall be substituted in the preceding sentence.

1.2.         “Calendar Quarter” shall mean each of the periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31, for so long as this Agreement is in effect.

1.3.         “Development Milestones” shall mean the development and commercialization milestones set forth in Exhibit 1.3 hereto.

1.4.         “Development Plan” shall mean the plan for the development and commercialization of Licensed Products attached hereto as Exhibit 1.4, as adjusted from time to time pursuant to Section 4.2.

1.5.         “EMEA” shall mean the European Medicines Agency.

1.6.         “Exclusive Patent Rights” shall mean, in each case to the extent owned and controlled by Licensors: (a) ******; (b) any patent or patent application that claims priority to and is a divisional, continuation, reissue, renewal, reexamination, substitution or extension of the patent application identified in (a); (c) any patents issuing on any of the patent applications identified in (a) or (b), including any reissues, renewals, reexaminations, substitutions or extensions thereof, and foreign equivalents of the foregoing; (d) any claim of a continuation-in-part application or patent that is entitled to the priority date of, and is directed specifically to subject matter specifically described in, at least one of the patents or patent applications identified in (a), (b) or (c); (e) any foreign counterpart (including PCTs) of any of the patents or patent applications identified in (a), (b) or (c) or of the claims identified in (d); and (f) any supplementary protection certificates, pediatric exclusivity periods, any other patent term extensions, restorations and exclusivity periods and the like of any patents and patent applications identified in (a) through (e).

1.7.         “FDA” shall mean the United States Food and Drug Administration.

1.8.         “IND” shall mean an investigational new drug application, clinical study application, clinical trial exemption or similar application or submission for approval to conduct human clinical investigations filed with a Regulatory Authority in any country.

1.9.         “Indication” shall mean a disease indication manifested by a characteristic set of pathological symptoms and signs.  For purposes of this Agreement, (a) all indications in the field of oncology shall be considered the same Indication and (b) ****** shall be considered the same Indication.

1.10.       “Initiation” or “Initiate” shall mean, with respect to a Phase 2 Clinical Trial or a Phase 3 Clinical Trial, the administration of the first dose to the first patient in such clinical trial.

1.11.       “Licensed Product” shall mean any product, the manufacture, use, sale, marketing or importation of which falls within the scope of a Valid Claim.

****** — Material has been omitted and filed separately with the Securities and Exchange Commission

1.12.       “NDA” shall mean a new drug application or product license application or its equivalent filed after completion of human clinical trials to obtain marketing approval for a Licensed Product in any country.

1.13.       “Net Sales” shall mean the gross amount billed or invoiced by or on behalf of Licensee and its Affiliates and Sublicensees (in each case, the “Invoicing Entity”) on sales, leases or other transfers of Licensed Products, less the following to the extent applicable on such sales, leases or other transfers of Licensed Products and not previously deducted from the gross invoice price: (a) customary trade, quantity, cash or other actual discounts or rebates to the extent actually allowed and taken; (b) amounts actually repaid or credited by reason of rejection or return of any previously sold, leased or otherwise transferred Licensed Products; (c) customer freight, insurance and handling charges that are paid by or on behalf of the Invoicing Entity; and (d) to the extent separately stated on purchase orders, invoices or other documents of sale, any sales, value added or similar taxes, custom duties or other similar governmental charges levied directly on the production, sale, transportation, delivery or use of a Licensed Product that are paid by or on behalf of the Invoicing Entity, but not including any tax levied with respect to income; provided, that:

1.13.1. in any transfers of Licensed Products between an Invoicing Entity and an affiliate of such Invoicing Entity not for the purpose of resale by such affiliate, Net Sales shall be equal to the fair market value of the Licensed Products so transferred, assuming an arm’s length transaction made in the ordinary course of business, and

1.13.2. in the event that an Invoicing Entity receives non-cash consideration for any Licensed Products or in the case of transactions not at arm’s length with a non-affiliate of Invoicing Entity, Net Sales shall be calculated based on the fair market value of such consideration or transaction, assuming an arm’s length transaction made in the ordinary course of business.

Sales of Licensed Products by an Invoicing Entity to its Affiliate or Sublicensee for resale by such Affiliate or Sublicensee shall not be deemed Net Sales.  Instead, Net Sales shall be determined based on the gross amount billed or invoiced by such Affiliate or Sublicensee on resale of Licensed Products to a third party purchaser.

1.14.       “Non-Royalty Sublicense Income” shall mean any payments or other consideration that Licensee or any of its Affiliates receives in connection with any Sublicense, other than (a) royalties based on Net Sales, (b) equity investments in or other amounts paid for the purchase of securities of Licensee or any of its Affiliates to the extent such payments reflect the fair market value of such securities, and (c) amounts received from a Sublicensee that are committed to cover future industry standard, fully burdened costs to be incurred by Licensee or any of its Affiliates in the performance of research, development and commercial support activities to be performed by Licensee or any of its Affiliates under a Sublicense agreement in connection with a Licensed Product or a product expected to become a Licensed Product.  In the event that Licensee or an Affiliate of Licensee receives non-cash consideration in connection with a Sublicense or in the case of transactions not at arm’s length, Non-Royalty Sublicense Income shall be calculated based on the fair market value of such consideration or transaction, at the time of the transaction, assuming an arm’s length transaction made in the ordinary course of business.

1.15.       “Phase 2 Clinical Trial” shall mean a human clinical trial in any country conducted to evaluate the effectiveness of a drug for a particular indication or indications in patients with the disease or condition under study and, possibly, to determine the common short- term side effects and risks associated with the drug.  In the United States, “Phase 2 Clinical Trial” means a human clinical trial that satisfies the requirements of 21 C.F.R. § 312.21(b).

1.16.       “Phase 3 Clinical Trial” shall mean a human clinical trial in any country, whether controlled or uncontrolled, that is performed after preliminary evidence suggesting effectiveness of the drug under evaluation has been obtained, and intended to gather the additional information about effectiveness and safety that is needed to evaluate the overall benefit-risk relationship of the drug and to provide an adequate basis for physician labeling.  In the United States, “Phase 3 Clinical Trial” means a human clinical trial that satisfies the requirements of 21 C.F.R. § 312.21(c).

1.17.       “Regulatory Authority” shall mean any applicable government regulatory authority involved in granting approvals for the manufacturing, marketing, reimbursement and/or pricing of a Licensed Product.

1.18.       “Sublicense” shall mean: (a) any right granted, license given or agreement entered into by Licensee to or with any other person or entity (or by a Sublicensee to or with any other person or entity in accordance with Section 2.2.2.4), under or with respect to or permitting any use of any of the Exclusive Patent Rights, or otherwise permitting the development, manufacture, marketing, distribution and/or sale of Licensed Products; (b) any option or other right granted by Licensee to any other person or entity (or by a Sublicensee to or with any other person or entity in accordance with Section 2.2.2.4) to negotiate for or receive any of the rights described under clause (a); or (c) any standstill or similar obligation undertaken by Licensee toward any other person or entity (or by a Sublicensee toward any other person or entity in accordance with Section 2.2.2.4) not to grant any of the rights described in clause (a) or (b) to any third party; in each case regardless of whether such grant of rights, license given or agreement entered into is referred to or is described as a sublicense, partnership, collaboration or other agreement; provided, that in no circumstance shall “Sublicense” include an assignment of this Agreement authorized under and in accordance with Section 12.12 below.

1.19.       “Sublicensee” shall mean any person or entity granted a Sublicense.

1.20.       “Third Party Proposed Product” shall mean an actual or potential Licensed Product that (a) is covered by a Valid Claim within the Exclusive Patent Rights, (b) is for an Indication for which Licensors reasonably believe no Licensed Product is being developed or commercialized by Licensee, any Affiliate of Licensee or any Sublicensee and (c) that does not contain or consist of any Covered Component that is included in a Licensed Product that is being developed or commercialized by Licensee, any Affiliate of Licensee or any Sublicensee.  For purposes of this Section 1.22, “Covered Component” shall mean any active pharmaceutical ingredient, the manufacture, use, sale, marketing or importation of which falls within the scope of a Valid Claim.

1.21.       “Valid Claim” shall mean: (a) a claim of an issued and unexpired patent within the Exclusive Patent Rights that has not been (i) held permanently revoked, unenforceable, unpatentable or invalid by a decision of a court or governmental body of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, (ii) rendered unenforceable through disclaimer or otherwise, (iii) abandoned, or (iv) lost through an interference proceeding; or (b) a pending claim of a pending patent application within the Exclusive Patent Rights that (i) has been asserted and continues to be prosecuted in good faith, (ii) has not been abandoned or finally rejected without the possibility of appeal or refiling and (iii) has not been pending for more than five (5) years from the date of issuance of the first substantive patent office action considering the patentability of such claim by the applicable patent office in such country (at which time such pending claim shall cease to be a Valid Claim for purposes of this Agreement unless and until such claim becomes a claim of an issued patent).

2.                                      License Grants.

2.1.         Exclusive License.  Subject to the terms and conditions set forth in this Agreement, each of the Licensors hereby grants to Licensee an exclusive, worldwide license under its interest in the Exclusive Patent Rights solely to develop, make, have made, market, offer for sale, sell, have sold and import Licensed Products for use in the field of prevention or treatment of disease in humans and/or animals; provided, however, that:

2.1.1. Licensors shall retain, on behalf of themselves and other not-for-profit research organizations, the right to practice the Exclusive Patent Rights for internal research, teaching and other educational purposes only and not for the purpose of commercial development, production, manufacture, distribution or sale of products or provision of services for a fee;

2.1.2. the parties acknowledge and agree that Licensed Products will be submitted for development work to be performed under and through the NCI-Rapid Access to Intervention Development (RAID) program; and

2.1.3. the U.S. federal government shall retain rights in the Exclusive Patent Rights pursuant to 35 U.S.C. §§ 200-212 and 37 C.F.R. § 401 et seq., and any right granted in this Agreement greater than that permitted under 35 U.S.C. §§ 200-212 or 37 C.F.R. § 401 et seq. shall be subject to modification as may be required to conform to the provisions of those statutes and regulations.

2.2.         Sublicense.

2.2.1. Sublicense Grant.  Licensee shall be entitled to grant Sublicenses to third parties under the license granted pursuant to Section 2.1.  All Sublicenses shall be on terms and conditions in compliance with and not inconsistent with the terms of this Agreement.

2.2.2. Sublicense Agreements.  Sublicenses shall be granted only pursuant to written agreements, which shall be subject and subordinate to the terms and conditions of this Agreement.  Each such Sublicense agreement shall contain, among other things, the following:

2.2.2.1.  All provisions necessary to ensure Licensee’s ability to perform its obligations under this Agreement, including without limitation its obligations under Sections 5.3, 5.4, 5.5, 6.1, 6.3, 6.4, 9.1 and 12.1.

2.2.2.2.  A section substantially the same as Article 10 (Indemnification), which also shall state that the Indemnitees are intended third party beneficiaries of such Sublicense agreement for the purpose of enforcing such indemnification and insurance provisions.

2.2.2.3.  A provision stipulating that, in the event of termination of the license set forth in Section 2.1 above (in whole or in part (e.g., termination in a particular country)), the Sublicense shall terminate to the extent of such terminated license; provided, however, that, upon termination of the Sublicense agreement, if the Sublicensee is not then in breach of the Sublicense such that Licensee would have the right to terminate such Sublicense agreement, such Sublicensee shall have the right to obtain a license directly from Licensors under the terms and conditions of this Agreement, except that (a) the scope of the license granted directly by Licensors to such Sublicensee shall be reduced, if needed, to be co-extensive with the scope of the license granted by Licensee to such Sublicensee and (b) if there is more than one Sublicensee, (i) such Sublicensees shall not have the right to participate in the prosecution or enforcement of the Exclusive Patent Rights under the license granted directly by Licensors and (ii) each Sublicensee that is granted a direct license snail be responsible for a pro rata share of the patent expense reimbursement due under this Agreement (based on the number of direct licenses under the Exclusive Patent Rights in effect on the date of reimbursement).  Licensors agree to negotiate such licenses in good faith under reasonable terms and conditions, which shall not impose any representations, warranties, obligations or liabilities on Licensors or the Sublicensee that are not included in this Agreement.

2.2.2.4.  A provision stipulating that the Sublicensee shall be entitled to grant a further Sublicense under such Sublicense agreement only on the terms set forth in this Section 2.2.

2.2.2.5.  A provision prohibiting the Sublicensee from assigning the Sublicense agreement without the prior written consent of Licensors, except to an Affiliate or to a successor in connection with the merger, consolidation, or sale of all or substantially all of its assets or that portion of its business to which the Sublicense agreement relates.  Any permitted assignee must agree in writing in a manner reasonably satisfactory to Licensors to be bound by the terms of such Sublicense agreement.

2.2.3. Delivery of Sublicense Agreement.  Licensee shall furnish Licensors with a fully executed copy of any such Sublicense agreement (including any further Sublicense agreement under Section 2.2.2.4), promptly after its execution.  Licensors shall keep any such copies of Sublicense agreements in its confidential files and shall use them solely for the purpose of monitoring Licensee’s and Sublicensees’ compliance with their obligations hereunder and enforcing Licensors’ rights under this Agreement.

2.2.4. Breach by Sublicensee.  During the term of this Agreement, Licensee shall be responsible for any breach of a Sublicense agreement by any Sublicensee (or further

Sublicense agreement by any further Sublicensee under Section 2.2.2.4) that results in a material breach of this Agreement.  Licensee may elect (a) to cure such breach in accordance with Section 11.2.2.1 of this Agreement or (b) to enforce its rights by terminating such Sublicense agreement (or causing the relevant Sublicensee to terminate such further Sublicense agreement) in accordance with the terms thereof.

2.3.         Affiliates.  The license granted to Licensee under Section 2.1 shall include the right to have some or all of Licensee’s rights or obligations under this Agreement exercised or performed by one or more of Licensee’s Affiliates; provided, that:

2.3.1. no such Affiliate shall be entitled to grant, directly or indirectly, to any third party any right of whatever nature under, or with respect to or permitting any use or exploitation of any of the Exclusive Patent Rights, including any right to develop, manufacture, market or sell Licensed Products; and

2.3.2. any act or omission taken or made by an Affiliate of Licensee under this Agreement shall be deemed an act or omission by Licensee under this Agreement.

2.4.         Third Party Proposed Products.

2.4.1. If, at any time following the fifth (5th) anniversary of the Effective Date, a third party makes a bona fide proposal to Licensors for developing a Third Party Proposed Product and Licensors are interested in having such Third Party Proposed Product developed and commercialized, Licensors shall notify Licensee of and shall provide Licensee with information regarding the third party’s proposal.  Within ninety (90) days of the receipt of such notification from Licensors, Licensee shall notify Licensors whether it is interested in developing such Third Party Proposed Product.

2.4.2. If Licensee notifies Licensors within such ninety (90) day period that it is interested in developing such Third Party Proposed Product, the parties will agree upon a development plan with respect to such Third Party Proposed Product, which development plan shall be substantially similar to the Development Plan with respect to other Licensed Products developed by Licensee, subject to necessary adjustments, and will include reasonable milestones.  In such case, Licensee shall be obligated (a) to use commercially reasonable efforts to develop and commercialize the Third Party Proposed Product in accordance with such new development plan and (b) to meet the milestones with respect to the Third Party Proposed Product.

2.4.3. In the event Licensee thereafter fails to achieve a mutually agreed development milestone with respect to the Third Party Proposed Product, the provisions of Section 4.4 shall apply.

2.4.4. If Licensee states in its notification to Licensors that it is not interested in developing such Third Party Proposed Product but that it wishes to grant a Sublicense to such third party with respect to such Third Party Proposed Product, Licensee shall have ninety (90) days (or such longer time as shall be agreed to by the parties in writing) to negotiate and enter into such a Sublicense agreement with such third party; provided, however, that if Licensee demonstrates that it and such third party have entered into a term sheet with respect to such a

Sublicense agreement during such ninety (90) days, Licensee shall be entitled to extend the period for the execution of a binding Sublicense agreement by an additional sixty (60) days.

2.4.5. If Licensee fails to enter into such a Sublicense agreement within such ninety (90) day period or one hundred fifty (150) day period, as applicable, Licensee shall promptly (but in any event within fifteen (15) days of the end of such period) provide Licensors with a written explanation for such failure along with the proposed terms offered by Licensee to such third party.  If Licensors determines in their good faith judgment that the terms offered by Licensee to such third party were not commercially reasonable, Licensors shall notify Licensee of such determination and provide Licensee with an additional thirty (30) days to enter into a Sublicense with such third party.  If Licensee fails to enter into an agreement with such third party within such additional thirty (30) day period, then Licensors shall be entitled to terminate the license with respect to such Third Party Proposed Product and shall be free to grant such third party a license under the relevant Exclusive Patent Rights solely to develop, make, have made, use, market, offer for sale, sell and import such Third Party Proposed Product.  If Licensors exercises their rights to terminate the license with respect to such Third Party Proposed Product and to grant such a license to a third party, this Agreement shall be deemed to exclude the Third Party Proposed Product from the definition of Licensed Products.

2.4.6. If, in accordance with Section 2.4.5 above, Licensors propose to grant any license to a third party under the relevant Exclusive Patent Rights solely to develop, make, have made, use, market, offer for sale, sell and import such Third Party Proposed Product, Licensors shall provide Licensee with a confidential copy of the proposed license grant clause prior to the execution of the applicable license agreement containing such clause for the sole purposes of monitoring its rights under this Agreement.

2.5.         No Other Grant of Rights.  Except as expressly provided in this Agreement, nothing in this Agreement shall be construed to confer any ownership interest, license or other rights upon Licensee by implication, estoppel or otherwise as to any technology, intellectual property rights, products or biological materials of Licensors or any other entity, regardless of whether such technology, intellectual property rights, products or biological materials are dominant, subordinate or otherwise related to any Exclusive Patent Rights.

3.                                      [Intentionally omitted.]

4.                                      Development and Commercialization.

4.1.         Diligence.  Licensee shall use commercially reasonable efforts, and shall cause its Sublicensees to use commercially reasonable efforts: (a) to develop Licensed Products in accordance with the Development Plan; (b) to introduce Licensed Products into the commercial market; and (c) to market Licensed Products following such introduction into the market.  In addition, Licensee, by itself or through its Affiliates or Sublicensees, also shall achieve each of the Development Milestones within the time periods specified in Exhibit 1.3.

4.2.         Update and Adjustment of Development Plan.  On or prior to each July 1st of each calendar year during the Term (commencing July 1, 2009), Licensee shall deliver to Licensors an adjusted and updated Development Plan that details adjusted and additional activities and timing proposed by Licensee.  Each adjusted and updated Development Plan shall, at the least, (a) provide sufficient detail regarding the adjusted and updated activities and timing for the development and commercialization of Licensed Products, (b) be prepared consistent with the format and level of detail set forth in the Development Plan attached as Exhibit 1.4 on the Effective Date, and (c) include activities and timing thereunder for at least two (2) years following the date of such adjusted and updated Development Plan.  Such adjusted and updated Development Plan must be approved in writing by the parties hereto not later than sixty (60) days following such delivery (and within such sixty (60)-day period, the parties agree to confer as needed to discuss and further adjust the Development Plan as may be mutually agreed).  The parties agree to discuss in good faith the appropriateness of the adjustments and updates to the Development Plan, any effect that they may have on the commercialization of the Licensed Products and whether such changes would affect the safety, effectiveness and/or commercial viability of the Licensed Products.  If the parties agree to the adjusted and updated Development Plan in writing, then Exhibit 1.4 shall be amended automatically to incorporate it.  In the event the parties are unable to agree to an adjusted and updated Development Plan within the relevant sixty (60)-day, the determination of such dispute shall be resolved in accordance with Section 4.4.2 below.  Until such time as each adjusted and updated Development Plan is finalized, the prior Development Plan shall govern.  Licensee’s obligations under this Section 4.2 shall terminate upon the date of the first sale of a Licensed Product in the United States by Licensee or its Affiliate or Sublicensee to a third party for end use of such Licensed Product following receipt of marketing authorization in the United States.

4.3.         Reporting.  Within sixty (60) days after the end of each calendar year, Licensee shall furnish Licensors with a written report summarizing its, its Affiliates’ and its Sublicensees’ efforts during the prior year to develop and commercialize Licensed Products, including without limitation: (a) research and development activities, including lead compounds identified, medicinal chemistry efforts and animal efficacy, toxicity and other study results relating to potential Licensed Products; (b) commercialization efforts; and (c) marketing efforts.  Each report shall contain a sufficient level of detail for Licensors to assess whether Licensee is in compliance with its obligations under Section 4.1 and a discussion of intended efforts for the then current year.

4.4.         Failure to Meet Development Milestone.

4.4.1. Opportunity to Cure.  The parties acknowledge and agree that timely achievement of Development Milestones is subject to considerable uncertainty (the “Acknowledgement”), given the novelty of the technology embodied in the Exclusive Patent Rights, territorial or legal restrictions on the use of pharmaceutical products, the regulatory climate and approval process, and pricing or other government restrictions on certain pharmaceutical products and the foregoing Acknowledgement shall be taken into account in the parties’ obligations to proceed reasonably under this Section 4.4 and generally under the Agreement.  If Licensee believes that it will not achieve a Development Milestone, it may notify Licensors in writing in advance of the relevant deadline.  Licensee shall include with such notice (a) a reasonable explanation of the reasons for such failure (and lack of finances shall not constitute reasonable basis for such failure) (“Explanation”) and (b) a reasonable, detailed, written plan for promptly achieving a reasonable extended and/or amended milestone (“Plan”).  If Licensee so notifies Licensors, but fails to provide Licensors with both an Explanation and

Plan, then the provisions of Section 11.2.2.1 shall apply if Licensee in fact fails to meet the Development Milestone.  If Licensee so notifies Licensors and provides Licensors with an Explanation and Plan, both of which are acceptable to Licensors in their reasonable discretion, then Exhibit 1.3 shall be amended automatically to incorporate the extended and/or amended milestone set forth in the Plan.  If Licensee so notifies Licensors and provides Licensors with an Explanation and Plan, but the Explanation is not reasonable to Licensors in their reasonable discretion (e.g., Licensee asserts lack of finances or development preference for a non-Licensed Product), then the deadline for the relevant milestone shall remain unchanged and the provisions of Section 11.2.2.1 shall apply if Licensee in fact fails to meet such milestone.  If Licensee so notifies Licensors and provides Licensors with an Explanation and Plan, but the Plan is not acceptable to Licensors in their reasonable discretion, then Licensors shall explain to Licensee why the Plan is not acceptable and provide Licensee with suggestions for an acceptable Plan (the “Licensors’ Suggested Plan”).  Licensee shall have one opportunity to provide Licensors with a reasonable Plan within thirty (30) days, during which time Licensors agree to work with Licensee in its effort to develop a reasonable Plan.  If, within such thirty (30) days, Licensee provides Licensors with a reasonable Plan, then Exhibit 1.3 shall be amended automatically to incorporate the extended and/or amended milestone set forth in the Plan.

4.4.2. Dispute Resolution.  If, within the sixty (60) day period referenced above in Section 4.2 or the thirty (30) day period referenced above in Section 4.4.1, as applicable, Licensee and Licensors fail to agree on a reasonable adjusted and updated Development Plan or on a reasonable Plan, as applicable, then the determination of such dispute shall be resolved by binding arbitration conducted in the Boston, Massachusetts metropolitan-area by a panel of three (3) arbitrators each with relevant experience in licensing arrangements comparable to the arrangements contemplated by this Agreement.  Within five (5) days following the end of such sixty (60) day period or thirty (30) day period, as applicable, each party shall nominate a single arbitrator with appropriate qualifications (it being agreed that the Licensors shall be entitled to nominate any member of their respective institutions (including faculty members) who were not involved in prior discussions around the adjusted and updated Development Plan or the Explanation and Plan previously).  Within five (5) days of their appointment, the two arbitrators shall be required to select a third arbitrator (and if they are unable to agree on the third arbitrator the parties shall request the American Arbitration Association to appoint such a person, and such appointment shall be conclusive and binding on the parties).  Following appointment of the third arbitrator, the panel shall be required to resolve such dispute within the thirty (30) day period following its appointment.  In resolving any dispute under Section 4.2, the arbitration panel shall confine its resolution to selecting either Licensee’s or Licensors’ proposed adjusted and updated Development Plan (the “Resolved Plan”).  In resolving any dispute under Section 4.4.1, the arbitration panel shall confine its resolution to selecting either Licensee’s Plan or Licensors’ Suggested Plan (also referred to herein, as applicable, as the “Resolved Plan”).  In all cases, the arbitration panel shall take into account, as applicable, the Acknowledgement described in Section 4.4.1, Licensee’s belief as of the Effective Date that the original Development Milestones set forth in Exhibit 1.3 are reasonable and achievable, the fact that Licensors entered into this Agreement with the belief that Licensee could introduce the technology covered by the Exclusive Patent Rights to the commercial market in a reasonable timeframe and, generally, the parties’ intent regarding the arrangements in this Agreement.  Upon each such resolution, Exhibit 1.3 or Exhibit 1.4, as applicable, shall be amended automatically to incorporate the Resolved

CONFIDENTIAL TREATMENT

REQUESTED PURSUANT TO RULE 24b-2

Plan.  Licensee shall bear all out-of-pocket costs associated with such arbitration, including all reasonable out-of-pocket costs incurred by Licensors.

5.                                      Consideration for Grant of License.

5.1.         Equity.

5.1.1. Initial Grant.  Within thirty (30) days after the Effective Date, Licensee shall issue to Licensors such amount of stock of Licensee that constitutes ****** of the outstanding capital stock of Licensee as of such date, on a Fully Diluted Basis (as defined below), after giving effect to such issuance, of which (a) ****** shall be issued to Harvard and (b) ****** shall be issued to DFCI (collectively, the “Shares”).  The Shares shall be of the same class (and be subject to the same rights) as the shares issued to Licensee’s founders, which is the Licensee’s common stock, $0.001 par value per stock.  Any stockholders’, operating or similar agreement(s) (collectively, “Stockholders’ Agreement”) to be signed by the stockholders of Licensee shall be subject to Harvard and DFCI’s approval, which will not be unreasonably withheld, conditioned or delayed (it being understood that Harvard and DFCI shall be deemed to be acting reasonably if either withholds its approval because it believes that a proposed Stockholders’ Agreement would subject it to potential liabilities).

5.1.2. Representations and Warranties.  Licensee hereby represents and warrants to Licensors that:

5.1.2.1.  the capitalization table attached hereto as Exhibit 5.1.2.1 (the “Cap Table”) sets forth all of the outstanding capital stock of Licensee on a Fully-Diluted Basis as of the Effective Date;

5.1.2.2.  other than as set forth in the Cap Table, as of the Effective Date, there are no outstanding shares of capital stock, convertible securities, outstanding warrants, options or other rights to subscribe for, purchase or acquire from Licensee any capital stock of Licensee and there are no contracts or binding commitments providing for the issuance of, or the granting of rights to acquire, any capital stock of Licensee or under which Licensee is, or may become, obligated to issue any of its securities; and

5.1.2.3.  the Shares, when issued pursuant to the terms hereof, shall, upon such issuance, be duly authorized, validly issued, fully paid and nonassessable.

5.1.3. Anti-Dilution.  If, at any time, prior to the achievement of the Funding Threshold (as defined below), Licensee issues Additional Securities (as defined below), Licensee shall issue additional shares of common stock to Licensors such that each of Harvard’s and DFCI’s shareholdings in Licensee shall not fall below ******, on a Fully Diluted Basis, as calculated after giving effect to the anti-dilutive issuance (the “Anti-Dilution Shares”).  Any issuances of Anti-Dilution Shares shall be in partial consideration for the license granted under the Agreement and Licensors shall not be required to pay any further consideration for such shares.  Such issuances shall continue until such time as Licensee has achieved the Funding Threshold.  Thereafter, no additional Anti-Dilution Shares shall be due to Licensors pursuant to this Section 5.1.3 and Licensors’ shareholdings in Licensee will be subject to dilution.

****** — Material has been omitted and filed separately with the Securities and Exchange Commission

CONFIDENTIAL TREATMENT

REQUESTED PURSUANT TO RULE 24b-2

5.1.4. Definitions.  The following terms shall have the following meanings:

5.1.4.1.  “Additional Securities” shall mean shares of capital stock, convertible securities, warrants, options or other rights to subscribe for, purchase or acquire from Licensee any capital stock of Licensee, but shall not include shares, securities, warrants, options or other such rights, up to ****** of the outstanding capital stock of Licensee, on a Fully Diluted Basis, issued to the Licensee’s employees, consultants or outside advisors in consideration of the performance of bona fide employment or consulting services.

5.1.4.2.  “Fully Diluted Basis” shall mean, as of a specified date, the number of shares of common stock of Licensee then outstanding (assuming conversion of all outstanding stock other than common stock into common stock) plus the number of shares of common stock of Licensee issuable upon exercise or conversion of then outstanding convertible securities, options, rights or warrants of Licensee (which shall be determined without regard to whether such securities are then vested, exercisable or convertible).

5.1.4.3.  “Funding Threshold” shall mean a total gross investment of ****** in cash in exchange for Licensee capital stock.

5.1.5. ******

5.2.                            License Maintenance Fees.  Licensee shall pay Harvard the following license maintenance fees:

5.2.1. ****** due and payable on the fourth (4th) anniversary of the Effective Date; and

5.2.2. ****** due and payable on each subsequent anniversary of the Effective Date during the Term.

Each license maintenance fee paid by Licensee under this Section 5.2 shall be fully creditable against milestone payments and royalties owed by Licensee to Harvard under Sections 5.3 and 5.4.

5.3.                            Milestone Payments.

5.3.1. Licensee shall pay Harvard the following milestone payments, on an Indication-by-Indication basis, with respect to each Licensed Product to reach each milestone, regardless of whether such milestone is achieved by Licensee, its Affiliate or a Sublicensee:

5.3.1.1. ******

5.3.1.2. ******

****** — Material has been omitted and filed Separately with the Securities and Exchange Commission

CONFIDENTIAL TREATMENT

REQUESTED PURSUANT TO RULE 24b-2

5.3.1.3. ******

5.3.1.4. ******

5.3.1.5. ******

5.3.1.6. ******

If a Licensed Product for which Licensee has already paid a milestone set forth in Sections 5.3.1.1 through 5.3.1.3 above achieves the same milestone with respect to a subsequent Indication, Licensee shall be required to pay only fifty percent (50%) of the corresponding milestone payment with respect to the subsequent achievement of such milestone.  For example,

******

Licensee shall notify Harvard in writing within thirty (30) days following the achievement of each milestone described in this Section 5.3.1, and shall make the appropriate milestone payment within sixty (60) days after the achievement of such milestone,

5.3.2. The milestones set forth in Section 5.3.1 are intended to be successive.  In the event that a Licensed Product is not required to undergo the testing associated with a particular milestone (“Skipped Milestone”), such Skipped Milestone shall be deemed to have been achieved upon the achievement by such Licensed Product of the next successive milestone (“Achieved Milestone”).  Payment for any Skipped Milestone that is owed in accordance with the provisions of this Section 5.3.2 shall be due within thirty (30) days after the achievement of the Achieved Milestone.

5.4.                            Royalties.

5.4.1. Rate.  Licensee shall pay Harvard an amount equal to ****** of Net Sales.

5.4.2. Bad Debt.  If, after exercising good faith, commercially reasonable collection efforts, Licensee is unable to collect any amount related to the sale, lease or other transfer of Licensed Products for which it has previously paid royalties hereunder, Licensee shall be entitled to deduct any royalty previously paid with respect to such uncollected amount from the royalty payment due by Licensee in the next Calendar Quarter, which deduction shall be set forth in the corresponding report under Section 6.1 below.  If, at any time after such deduction Licensee does collect any of such amounts, such collected amounts shall be included as Net Sales in the Calendar Quarter in which they are collected and Licensee shall pay Harvard royalties thereon accordingly.

5.4.3. Patent Challenge.  If Licensee commences an action in which it challenges the validity, enforceability or scope of any of the Exclusive Patent Rights (a “Challenge

****** — Material has been omitted and filed Separately with the Securities and Exchange Commission

CONFIDENTIAL TREATMENT

REQUESTED PURSUANT TO RULE 24b-2

Proceeding”), the royalty rate specified in Section 5.4.1 will be doubled with respect to Net Sales of Licensed Products that are sold during the pendency of such Challenge Proceeding.  If the outcome of such Challenge Proceeding is a determination in favor of Licensors, (a) the royalty rate specified in Section 5.4.1 with respect to Net Sales of Licensed Products that are covered by the Exclusive Patent Rights that are the subject of such Challenge Proceeding shall remain at such doubled rate and (b) Licensee shall reimburse Licensors for all out-of-pocket costs incurred by Licensors (including reasonable attorneys’ fees) in connection with such Challenge Proceeding.  If the outcome of such Challenge Proceeding is a determination in favor of Licensee, Licensee will have no right to recoup any royalties paid before or during the pendency of such Challenge Proceeding and no obligation to reimburse Licensors for any costs incurred by Licensors (including reasonable attorneys’ fees) in connection with such Challenge Proceeding.

5.5.                            Non-Royalty Sublicense Income.  Licensee shall pay Harvard an amount equal to ****** of all Non-Royalty Sublicense Income, which amount shall be creditable against any future milestone or royalty payments due Harvard; provided, however, that Licensee shall not be required to pay any amount under this Section 5.5 in connection with a Sublicense if the subject matter of such Sublicense and any other contemporaneously executed Sublicenses, together with Licensee’s intellectual property and other assets related to Licensed Products, represents all or substantially all of Licensee’s assets.

6.                                      Reports; Payments; Records.

6.1.                            Reports and Payments.

6.1.1. Reports.  Within sixty (60) days after the conclusion of each Calendar Quarter commencing with the first Calendar Quarter in which Net Sales are generated or Non- Royalty Sublicense Income is received, Licensee shall deliver to Licensors a report containing the following information (in each instance, with a Licensed Product-by-Licensed Product and country-by-country breakdown):

6.1.1.1.  the number of units of Licensed Products sold by Licensee, its Affiliates and Sublicensees for the applicable Calendar Quarter;

6.1.1.2.  the gross amount invoiced for Licensed Products sold by Licensee, its Affiliates and Sublicensees during the applicable Calendar Quarter;

6.1.1.3.  a calculation of Net Sales for the applicable Calendar Quarter, including an itemized listing of applicable deductions;

6.1.1.4.  a detailed accounting of all Non-Royalty Sublicense Income received during the applicable Calendar Quarter, including an accounting of amounts received from a Sublicensee in connection with a Sublicense but excluded as authorized under Section 1.14; and

6.1.1.5.  the total amount payable to Harvard in U.S. Dollars on Net Sales and Non-Royalty Sublicense Income for the applicable Calendar Quarter, together with the exchange rates used for conversion.

****** — Material has been omitted and filed Separately with the Securities and Exchange Commission

Each such report shall be certified on behalf of Licensee as true, correct and complete in all material respects.  If no amounts are due to Harvard for a particular Calendar Quarter, the report shall so state.

6.1.2. Payment.  Within sixty (60) days of the end of each Calendar Quarter, Licensee shall pay Harvard all amounts due with respect to Net Sales and Non-Royalty Sublicense Income for the applicable Calendar Quarter.

6.2.                            Payment Currency.  All payments due under this Agreement shall be payable in U.S. Dollars.  Conversion of foreign currency to U.S. Dollars shall be made at the conversion rate existing in the United States (as reported in the Wall Street Journal) on the last working day of the applicable Calendar Quarter.  Such payments shall be without deduction of exchange, collection, or other charges.

6.3.                            Records.  Licensee shall maintain, and shall cause its Affiliates and Sublicensees to maintain, complete and accurate records of Licensed Products that are made, used or sold under this Agreement, any amounts payable to Harvard in relation to such Licensed Products and all Non-Royalty Sublicense Income received by Licensee and its Affiliates, which records shall contain sufficient information to permit Harvard to confirm the accuracy of any reports or notifications delivered to Licensors under Section 6.1.  Licensee, its Affiliates and/or its Sublicensees, as applicable, shall retain such records relating to a given Calendar Quarter for at least three (3) years after the conclusion of that Calendar Quarter, during which time Harvard shall have the right, at its expense, to cause an independent, certified public accountant to inspect such records during normal business hours for the sole purpose of verifying any reports and payments delivered under this Agreement.  Such accountant shall not disclose to Harvard any information other than information relating to the accuracy of reports and payments delivered under this Agreement.  The parties shall reconcile any underpayment or overpayment within thirty (30) days after the accountant delivers the results of the audit.  In the event that any audit performed under this Section 6.3 reveals an underpayment in excess of five percent (5%) in any calendar year, the audited entity shall bear the full cost of such audit.  Harvard may exercise its rights under this Section 6.3 only once every year per audited entity and only with reasonable prior notice to the audited entity.

6.4.                            Late Payments.  Any payments by Licensee that are not paid on or before the date such payments are due under this Agreement shall bear interest at the lower of (a) one percent (1%) per month and (b) the maximum rate allowed by law.  Interest shall accrue beginning on the first day following the due date for payment and shall be compounded quarterly.  Payment of such interest by Licensee shall not limit, in any way, Harvard’s right to exercise any other remedies Harvard may have as a consequence of the lateness of any payment.

6.5.                            Payment Method.  Each payment due to Harvard under this Agreement shall be paid by check or wire transfer of funds to Harvard’s account in accordance with written instructions provided by Harvard.  If made by wire transfer, such payments shall be marked so as to refer to this Agreement.

6.6.                            Withholding and Similar Taxes.  All amounts to be paid to Harvard pursuant to this Agreement shall be without deduction of exchange, collection, or other charges, and,

specifically, without deduction of withholding or similar taxes or other government imposed fees or taxes, except as permitted in the definition of Net Sales or as may be required by law.

7.                                      Patent Filing, Prosecution and Maintenance.

7.1.                            Prosecution of the Exclusive Patent Rights.  Harvard shall be responsible for and shall use diligent efforts in the preparation, filing, prosecution and maintenance of all Exclusive Patent Rights.  With respect to the Exclusive Patent Rights, Harvard shall: (a) use independent patent counsel reasonably acceptable to Licensee and instruct such patent counsel to furnish Licensee with copies of all correspondence relating to the Exclusive Patent Rights from the United States Patent and Trademark Office (USPTO) and any other patent office, as well as copies of all proposed responses to such correspondence in time for Licensee to review and comment on such response; (b) give Licensee an opportunity to review the text of and comment upon each patent application before filing; (c) consult with Licensee with respect thereto; (d) supply Licensee with a copy of the application as filed, together with notice of its filing date and serial number; (e) keep Licensee advised of the status of actual and prospective patent filings; and (f) provide advance copies of any papers related to the filing, prosecution, protection and maintenance of such patent filings.  Harvard shall give Licensee the opportunity to provide comments on and make requests of Harvard concerning the preparation, filing, prosecution and maintenance of the Exclusive Patent Rights, and shall consider such comments and requests in good faith.

7.2.                            Past Expenses.  Within sixty (60) days after receipt of an invoice from Harvard, Licensee shall reimburse Harvard for all unreimbursed, documented, out-of-pocket expenses incurred by Harvard prior to the Effective Date with respect to the preparation, filing, prosecution and maintenance of the Exclusive Patent Rights.

7.3.                            Future Expenses.  Subject to Section 7.4 below, within thirty (30) days after receipt of each invoice from Harvard, Licensee shall reimburse Harvard for all documented, out- of-pocket expenses incurred by Harvard pursuant to Sections 7.1 and 7.2.

7.4.                            Abandonment.  If Licensee decides that it does not wish to pay for the preparation, filing, prosecution or maintenance of any Exclusive Patent Rights in a country (“Abandoned Patent Rights”), Licensee shall provide Harvard with prompt written notice of such election.  Sixty (60) days after receipt of such notice by Harvard, Licensee shall be released from its obligation to reimburse Harvard for the expenses incurred thereafter as to such Abandoned Patent Rights.  In the event of Licensee’s abandonment of any Exclusive Patent Rights, any license granted by Harvard to Licensee hereunder with respect to such Abandoned Patent Rights will terminate, and Licensee will have no rights whatsoever to exploit such Abandoned Patent Rights.  Harvard shall then be free, without further notice or obligation to Licensee, to grant rights in and to such Abandoned Patent Rights to third parties.  The claims of any Abandoned Patent Rights shall cease to constitute Valid Claims.

7.5.                            Small Entity Designation.  If Licensee, its Affiliates, any Sublicensee and/or any holder of an option to obtain a Sublicense does not qualify, or at any point during the term of this Agreement ceases to qualify, as an entity entitled to pay lesser fees as provided by the USPTO (i.e., a “small entity”) or the patent office of any other country, Licensee shall so notify Harvard immediately, in order to enable Harvard to comply with regulations regarding payment of fees with respect to the Exclusive Patent Rights.

7.6.                            Marking.  Licensee shall, and shall cause its Affiliates and Sublicensees to, mark all Licensed Products in such a manner as to conform with the patent laws of the country to which such products are shipped or in which such products are sold.

8.                                      Enforcement of the Exclusive Patent Rights.

8.1.                            Notice.  In the event any party becomes aware of any possible or actual infringement of any Exclusive Patent Rights relating to Licensed Products (an “Infringement”), that party shall promptly notify the other parties and provide them with details regarding such Infringement.

8.2.                            Enforcement of the Exclusive Patent Rights; Suit by Licensee.  Licensee shall have the first right, but not the obligation, to take action in the prosecution, prevention or termination of any Infringement of the Exclusive Patent Rights.  Before Licensee commences an action with respect to any such Infringement, Licensee shall consider in good faith the views of Harvard, including Harvard’s views on the potential effects on the public interest, in making its decision whether to sue.  If Licensee elects to bring suit against an infringer, Licensee shall keep Harvard reasonably informed of the progress of the action and shall give Harvard a reasonable opportunity in advance to consult with Licensee and offer its views about major decisions affecting the litigation.  Licensee shall give careful consideration to those views, but shall have the right to control the action; provided, however, that if Licensee fails to defend in good faith the validity and/or enforceability of the Exclusive Patent Rights in the action or, if Licensee’s license to a Valid Claim in the suit terminates, Harvard may elect to take control of the action pursuant to Section 8.4.  If Licensee elects to bring suit against an infringer and either Harvard or DFCI is joined as party plaintiff in any such suit, Harvard shall have the right to approve the counsel selected by Licensee to represent Licensee, Harvard and/or DFCI, such approval not to be unreasonably withheld, conditioned or delayed.  The expenses of such suit or suits that Licensee elects to bring, including any expenses of Harvard and DFCI incurred in conjunction with the prosecution of such suits or the settlement thereof, shall be paid for entirely by Licensee and Licensee shall hold Harvard and DFCI free, clear and harmless from and against any and all costs of such litigation, including attorney’s fees.  Licensee shall not compromise or settle such litigation without the prior written consent of Harvard, which consent shall not be unreasonably withheld, conditioned or delayed.  If Licensee exercises its right to sue pursuant to this Section 8.3, it shall first reimburse itself out of any sums recovered in such suit or in settlement thereof for ail costs and expenses of every kind and character, including reasonable attorney’s fees (and including any expenses of Harvard and DFCI paid by Licensee), necessarily incurred in the prosecution of any such suit.  If, after such reimbursement, any funds shall remain from said recovery, then Harvard shall receive an amount equal to ten percent (10%) of such funds and the remaining ninety percent (90%) of such funds shall be retained by Licensee.

8.3.                            Enforcement of the Exclusive Patent Rights; Suit by Harvard.  If Licensee does not take action in the prosecution, prevention, or termination of any Infringement of the Exclusive Patent Rights pursuant to Section 8.3 above, and has not commenced negotiations with the infringer for the discontinuance of said Infringement, within ninety (90) days after receipt of notice to Licensee by Harvard of the existence of such an Infringement, Harvard may elect to do so and Harvard shall keep Licensee reasonably informed of the progress of the action and shall give Licensee a reasonable opportunity in advance to consult with Harvard and offer its views about major decisions affecting the litigation.  If Harvard elects to bring suit against an infringer and Licensee is joined as party plaintiff in any such suit, Licensee shall have the right to approve the counsel selected by Harvard to represent Harvard, such approval not to be unreasonably withheld, conditioned or delayed.  The expenses of such suit or suits that Harvard elects to bring, including any expenses of Licensee incurred in conjunction with the prosecution of such suits or the settlement thereof, shall be paid for entirely by Harvard and Harvard shall hold Licensee free, clear and harmless from and against any and all costs of such litigation, including attorney’s fees.  Harvard shall not compromise or settle such litigation without the prior written consent of Licensee, which consent shall not be unreasonably withheld, conditioned or delayed.  If Harvard exercises its right to sue pursuant to this Section 8.4, it shall first reimburse itself out of any sums recovered in such suit or in settlement thereof for all costs and expenses of every kind and character, including reasonable attorney’s fees (and including any expenses of Licensee paid by Harvard and DFCI), necessarily incurred in the prosecution of any such suit.  If, after such reimbursement, any funds shall remain from said recovery, then Licensee shall receive an amount equal to ten percent (10%) of such funds and the remaining ninety percent (90%) of such funds shall be retained by Harvard.

8.4.                            Own Counsel.  Each of Harvard and Licensee shall always have the right to be represented by counsel of its own selection and at its own expense in any suit instituted as authorized under this Article 8 by the other party for Infringement.

8.5.                            Cooperation.  Each of Harvard and Licensee agrees to cooperate fully in any action under this Article 8 that is controlled by the other party, provided, that the controlling party reimburses the cooperating party promptly for any reasonable costs and expenses incurred by the cooperating party in connection with providing such assistance.

8.6.                            Standing.  If either Harvard or Licensee lacks standing and the other party has standing to bring any such suit, action or proceeding, then such other party shall do so at the request of and at the expense of the requesting party.  If either Harvard or Licensee determines that it is necessary or desirable for another party to join any such suit, action or proceeding, the other party shall execute all papers and perform such other acts as may be reasonably required in the circumstances.

8.7.                            Declaratory Judgment.  If a declaratory judgment action is brought naming Licensee and/or any of its Affiliates or Sublicensees as a defendant and alleging invalidity or unenforceability of any claims within the Exclusive Patent Rights, Licensee shall promptly notify Harvard in writing and Harvard may elect, upon written notice to Licensee within thirty (30) days after Harvard receives notice of the commencement of such action, to take over the sole defense of the invalidity or unenforceability aspect of the action at its own expense.

9.                                      Warranties; Limitation of Liability.

9.1.                            Warranties.  Licensee represents and warrants that it will comply, and will ensure that its Affiliates and Sublicensees comply, with all local, state, and international laws and regulations relating to the development, manufacture, use, sale and importation of Licensed Products.  Without limiting the foregoing, Licensee represents and warrants that it will comply, and will ensure that its Affiliates and Sublicensees will comply, with all United States export control laws and regulations with respect to Licensed Products.  Harvard and DFCI each represent and warrant that, as of the Effective Date; (a) it has all requisite power and authority to enter into this Agreement, to grant the license and right granted herein and to perform its obligations hereunder and consummate the transactions contemplated hereby; and (b) to the best knowledge of its technology transfer office, neither the execution, delivery nor performance of this Agreement by it nor the consummation by it of the transactions contemplated hereby will violate or conflict with or constitute a default under any, or require a consent or waiver under, any decree, judgment, order, statute, rule or regulation applicable to it, or any material indenture, lease, agreement or other instrument to which it is bound.

9.2.                            No Warranty.

9.2.1. NOTHING CONTAINED HEREIN SHALL BE DEEMED TO BE A WARRANTY BY HARVARD OR DFCI THAT IT CAN OR WILL BE ABLE TO OBTAIN PATENTS ON PATENT APPLICATIONS INCLUDED IN THE EXCLUSIVE PATENT RIGHTS, OR THAT ANY OF THE EXCLUSIVE PATENT RIGHTS WILL AFFORD ADEQUATE OR COMMERCIALLY WORTHWHILE PROTECTION.

9.2.2. NEITHER HARVARD NOR DFCI MAKES ANY REPRESENTATION THAT THE PRACTICE OF THE EXCLUSIVE PATENT RIGHTS, THE DEVELOPMENT, MANUFACTURE, USE, SALE OR IMPORTATION OF ANY LICENSED PRODUCT OR ANY ELEMENT THEREOF, WILL NOT INFRINGE THE PATENT OR PROPRIETARY RIGHTS OF ANY THIRD PARTY.

9.2.3. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, HARVARD, DFCI AND LICENSEE EACH MAKES NO WARRANTIES WITH RESPECT TO ANY TECHNOLOGY, PATENTS, GOODS, SERVICES, RIGHTS OR OTHER SUBJECT MATTER OF THIS AGREEMENT AND HEREBY DISCLAIMS WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NONINFRINGEMENT WITH RESPECT TO ANY AND ALL OF THE FOREGOING.

9.3.                            Limitation of Liability.

9.3.1. Except with respect to Licensee’s indemnification obligations under Section 10.1, Harvard, DFCI and Licensee each will not be liable to any one of the others with respect to any subject matter of this Agreement under any contract, negligence, strict liability or other legal or equitable theory for (a) any indirect, incidental, consequential or punitive damages or lost profits or (b) cost of procurement of substitute goods, technology or services.

9.3.2. Harvard’s and DFCI’s aggregate liability for all damages of any kind arising out of or relating to this Agreement or its subject matter shall not exceed the amounts paid to Harvard under this Agreement.

10.                               Indemnification.

10.1.                     Indemnification of Harvard and DFCI.  Licensee shall indemnify, defend and hold harmless Harvard, DFCI and their respective current and former directors, governing board members, trustees, officers, faculty, medical and professional staff, employees, students, and agents and their respective successors, heirs and assigns (collectively, the “Indemnitees”) from and against any claim, liability, cost, expense, damage, deficiency, loss or obligation or any kind or nature (including, without limitation, reasonable attorney’s fees and other costs and expenses of litigation) (collectively, “Claims”) by or owed to a third party, based upon, arising out of, or otherwise relating to this Agreement, including without limitation any cause of action relating to product liability concerning any Licensed Product.  The previous sentence will not apply to any Claim to the extent that it is determined with finality by a court of competent jurisdiction to be directly attributable to the gross negligence or willful misconduct of Indemnitees.  Licensee shall not settle any claim in a manner which adversely affects an Indemnitee (including in a manner that admits fault or negligence on the part of an Indemnitee, that imposes any obligations on an Indemnitee or that adversely affects an Indemnitee’s rights under this Agreement or interest in the Exclusive Patent Rights) without the prior written consent of the relevant Indemnitee, which consent shall not be unreasonably withheld, conditioned or delayed.  Licensee shall, at its own expense, provide attorneys reasonably acceptable to Harvard or DFCI, as applicable, to defend against any actions brought or filed against any Indemnitee hereunder with respect to the subject of indemnity contained herein, whether or not such actions are rightfully brought.

10.2.                     Insurance.

10.2.1. Beginning at the time any Licensed Product is being commercially distributed or sold (other than for the purpose of obtaining regulatory approvals) by Licensee, or by an Affiliate, Sublicensee or agent of Licensee, Licensee shall, at its sole cost and expense, procure and maintain commercial general liability insurance in amounts not less than $5,000,000 per incident and $5,000,000 annual aggregate and naming the Indemnitees as additional insureds.  During clinical trials of any such Licensed Product, Licensee shall, at its sole cost and expense, procure and maintain commercial general liability insurance in such equal or lesser amount as Harvard and DFCI shall require, naming the Indemnitees as additional insureds.  Such commercial general liability insurance shall provide: (a) product liability coverage and (b) broad form contractual liability coverage for Licensee’s indemnification under this Agreement.

10.2.2. If Licensee elects to self-insure all or part of the limits described above in Section 10.2.1 (including deductibles or retentions which are in excess of $250,000 annual aggregate) such self-insurance program must be acceptable to Licensors and the Risk Management Foundation of the Harvard Medical Institutions, Inc. in their sole discretion.  The minimum amounts of insurance coverage required shall not be construed to create a limit of Licensee’s liability with respect to its indemnification under this Agreement.

10.2.3. Licensee shall provide Licensors with written evidence of such insurance upon request of Licensors.  Licensee shall provide Licensors with written notice at least thirty (30) days prior to the cancellation, non-renewal or material change in such insurance; if Licensee does not obtain replacement insurance providing comparable coverage within such thirty (30)

day period, Licensors shall have the right to terminate this Agreement effective at the end of such thirty (30) day period without notice or any additional waiting periods.

10.2.4. Licensee shall maintain such commercial general liability insurance beyond the expiration or termination of this Agreement during: (a) the period that any Licensed Product is being commercially distributed or sold by Licensee, or an Affiliate, Sublicensee or agent of Licensee; and (b) a reasonable period after the period referred to in (a) above which in no event shall be less than seven (7) years.

11.                               Term and Termination.

11.1.                     Term.  The term of this Agreement shall commence on the Effective Date and, unless earlier terminated as provided in this Article 11, shall continue in full force and effect until expiration of the last to expire Valid Claim (the “Term”).

11.2.                     Termination

11.2.1. Termination Without Cause.  Licensee may terminate this Agreement upon sixty (60) days prior written notice to Licensors.

11.2.2. Termination for Default.

11.2.2.1.  In the event that either party commits a material breach of its obligations under this Agreement and fails to cure that breach within thirty (30) days after receiving written notice thereof, the other party may terminate this Agreement immediately upon written notice to the party in breach.

11.2.2.2.  If Licensee defaults in its obligations under Section 10.2, then Licensors may terminate this Agreement immediately without notice or additional waiting period; provided, however, that Licensee’s failure to notify Licensors as specified in Section 10.2.3 within the required time period alone will not constitute a material breach of this Agreement if Licensors do not incur any costs, expenses or liability as a result of such failure.

11.2.3. Bankruptcy.  Licensors may terminate this Agreement upon notice to Licensee if Licensee becomes insolvent, is adjudged bankrupt, applies for judicial or extra-judicial settlement with its creditors, makes an assignment for the benefit of its creditors, voluntarily files for bankruptcy or has a receiver or trustee (or the like) in bankruptcy appointed by reason of its insolvency, or in the event an involuntary bankruptcy action is filed against Licensee and not dismissed within ninety (90) days, or if the other party becomes the subject of liquidation or dissolution proceedings or otherwise discontinues business.

11.3.                     Effect of Termination.

11.3.1. Termination of Rights.  Upon termination of this Agreement by either party pursuant to any of the provisions of Sections 4.4 or 11.2: (a) the rights and license granted to Licensee under Article 2 shall terminate and all rights in and to and under Licensors’ interest in the Exclusive Patent Rights shall revert to Licensors; and (b) any existing agreements that contain a Sublicense shall terminate in accordance with Section 2.2.2.3.

11.3.2. Accruing Obligations.  Termination or expiration of this Agreement shall not relieve the parties of obligations accruing prior to such termination or expiration, including obligations to pay amounts accruing hereunder up to the date of termination or expiration.  After the date of termination or expiration (except in the case of termination pursuant to Section 4.4, 11.2.2 or 11.2.3), Licensee, its Affiliates and Sublicensees (a) may sell Licensed Products then in stock and (b) may complete the production of Licensed Products then in the process of production and sell the same; provided in the case of both (a) and (b) that Licensee shall pay the applicable royalties and payments to Harvard in accordance with Article 5, provide reports and audit rights to Harvard pursuant to Article 6 and maintain insurance in accordance with the requirements of Section 10.2.

11.3.3. Transfer of Regulatory Filings.  In the event Licensee terminates this Agreement pursuant to Section 11.2.1 or Licensors terminate this Agreement pursuant to Section 4.4, 11.2.2 or 11.2.3, Licensee shall promptly provide Licensors with the right to reference, cross-reference, review, have access to, incorporate and use, to the extent permitted by applicable law, all documents and other materials filed by or on behalf of Licensee and its Affiliates with any Regulatory Authority in furtherance of applications for marketing approval in the relevant country with respect to Licensed Products.  Licensors shall be entitled to freely use and to grant others the right to use all such materials, documents and know-how delivered pursuant to this 11.3.3.

11.4.                     Survival.  The parties’ respective rights, obligations and duties under Articles 9, 10 and Sections 11.3, 11.4, 12.3 and 12.6, as well as any rights, obligations and duties which by their nature extend beyond the expiration or termination of this Agreement, shall survive any expiration or termination of this Agreement.  In addition, Licensee’s obligations under Section 5.5 with respect to Sublicenses granted prior to termination of the Agreement shall survive termination.

12.                               Miscellaneous.

12.1.                     Preference for United States Industry.  During the period of exclusivity of this license in the United States, Licensee shall comply with 37 C.F.R. § 401.14 (i) or any successor rule or regulation.  Upon Licensee’s request, Licensors agree to make reasonable efforts to assist Licensee in obtaining a waiver of the requirements imposed by such rules or regulations.

12.2.                     No Security Interest.  Licensee shall not enter into any agreement under which Licensee grants to or otherwise creates in any third party a security interest in this Agreement or any of the rights granted to Licensee herein.  Any grant or creation of a security interest purported or attempted to be made in violation of the terms of this Section 12.2 shall be null and void and of no legal effect.

12.3.                     Use of Name.  Licensee shall not, and shall ensure that its Affiliates and Sublicensees shall not, use the name or insignia of Harvard or DFCI, or the name of any of Harvard’s or DFCI’s officers, faculty, other researchers or students, or any adaptation of such names, in any advertising, promotional or sales literature, including without limitation any press release or any document employed to obtain funds, without the prior written approval of Harvard or DFCI, as applicable.  Each of Harvard and DFCI shall not, and shall ensure that its Affiliates and Sublicensees shall not, use the name or insignia of Licensee, or the name of any of Licensee’s officers or employees, or any adaptation of such names, in any advertising, promotional or sales literature, including without limitation any press release or any document employed to obtain funds, without the prior written approval of Licensee.  The above restrictions shall not apply to any information required by law to be disclosed to any governmental entity.

12.4.                     Entire Agreement.  This Agreement is the sole agreement with respect to the subject matter hereof and except as expressly set forth herein, supersedes all other agreements and understandings between the parties with respect to the same.

12.5.                     Notices; Designated Contact.  Unless otherwise specifically provided, all notices required or permitted by this Agreement shall be in writing and may be delivered personally, or may be sent by facsimile or certified mail, return receipt requested, to the following addresses, unless the parties are subsequently notified of any change of address in accordance with this Section 12.5:

If to Licensee:                                                                  Shape Pharmaceuticals, Inc.
c/o HealthCare Ventures LLC
55 Cambridge Parkway, Suite 301
Cambridge, Massachusetts 02142
Attn: Douglas E. Onsi, President

With a copy to:                                                            Bingham McCutchen LLP
One Federal Street
Boston, Massachusetts 02110
Attn: William S. Perkins, Esq.

If to Harvard:                                                                   Office of Technology Development
Harvard University
Holyoke Center 727
1350 Massachusetts Avenue
Cambridge, Massachusetts 02138
Attn.: Chief Technology Development Officer

If to DFCI:                                                                                   Office of Research and Technology Ventures
Dana-Farber Cancer Institute, Inc.
44 Binney Street, BP304E
Boston, MA 02115
Attn: Vice President, Research and Technology Ventures

Any notice shall be deemed to have been received as follows: (a) by personal delivery, upon receipt; (b) by facsimile, one business day after transmission or dispatch; or (c) by airmail, seven (7) business days after delivery to the postal authorities by the party serving notice.  If notice is sent by facsimile, a confirming copy of the same shall be sent by mail to the same address.

With respect to all actions to be taken by Licensors hereunder, Harvard shall be the appointed representative and designated contact of Licensors with full power and authority to give and receive notices and communications to or from Licensee and take all actions necessary or appropriate in the judgment of Harvard for the accomplishment of arrangements contemplated hereby.  Notices or communications to or from Harvard shall constitute notice to or from each Licensor.  Harvard accepts its appointment hereunder.

12.6.                     Governing Law and Venue.  This Agreement will be governed by, and construed in accordance with, the substantive laws of the Commonwealth of Massachusetts, without giving effect to any choice or conflict of law provision, except that questions affecting the construction and effect of any patent shall be determined by the law of the country in which the patent shall have been granted.  Unless otherwise expressly stated herein, any action, suit or other proceeding arising under or relating to this Agreement (a “Suit”) shall be brought in a court of competent jurisdiction in the Commonwealth of Massachusetts, and the parties hereby consent to the sole jurisdiction of the state and federal courts sitting in the Commonwealth of Massachusetts.  Each party agrees not to raise any objection at any time to the laying or maintaining of the venue of any Suit in any of the specified courts, irrevocably waives any claim that Suit has been brought in any inconvenient forum and further irrevocably waives the right to object, with respect to any Suit, that such court does not have any jurisdiction over such party.

12.7.                     Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the parties and their respective legal representatives, successors and permitted assigns.

12.8.                     Headings.  Section and subsection headings are inserted for convenience of reference only and do not form a part of this Agreement.

12.9.                     Counterparts.  This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original.

12.10.              Amendment; Waiver.  This Agreement may be amended, modified, superseded or canceled, and any of the terms may be waived, only by a written instrument executed by each party or, in the case of waiver, by the party waiving compliance.  The delay or failure of any party at any time or times to require performance of any provisions hereof shall in no manner affect the rights at a later time to enforce the same.  No waiver by either party of any condition or of the breach of any term contained in this Agreement, whether by conduct, or otherwise, in any one or more instances, shall be deemed to be, or considered as, a further or continuing waiver of any such condition or of the breach of such term or any other term of this Agreement.

12.11.              No Agency or Partnership.  Nothing contained in this Agreement shall give any party the right to bind another, or be deemed to constitute a party as agent for another party or as partners with another party or any third party.

12.12.              Assignment and Successors.  This Agreement may not be assigned by either party without the consent of the other, which consent shall not be unreasonably withheld, conditioned or delayed, except that each party may, without such consent, assign this Agreement and the rights, obligations and interests of such party to any of its Affiliates, to any purchaser of all or substantially all of its assets or research to which the subject matter of this Agreement relates, or to any successor corporation resulting from any merger or consolidation of such party with or into such corporation; provided, that in each case the assignee agrees in writing to be bound by the terms of this Agreement.  Any assignment purported or attempted to be made in violation of the terms of this Section 12.12 shall be null and void and of no legal effect.

12.13.              Force Majeure.  Neither party will be responsible for delays resulting from causes beyond the reasonable control of such party, including without limitation fire, explosion, flood, war, strike, or riot, provided, that the nonperforming party uses commercially reasonable efforts to avoid or remove such causes of nonperformance and continues performance under this Agreement with reasonable dispatch whenever such causes are removed.

12.14.              Interpretation.  The parties hereto acknowledge and agree that: (a) each Party and its counsel reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision; (b) the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement; and (c) the terms and provisions of this Agreement shall be construed fairly as to both parties hereto and not in favor of or against either party, regardless of which party was generally responsible for the preparation of this Agreement.

12.15.              Severability.  If any provision of this Agreement is or becomes invalid or is ruled invalid by any court of competent jurisdiction or is deemed unenforceable, it is the intention of the parties that the remainder of this Agreement shall not be affected.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the date first written above.

President and Fellows of Harvard College		Shape Pharmaceuticals, Inc.

By:	/s/ Issac T. Kohlberg	By:	/s/ Douglas E. Onsi
Name:	Issac T. Kohlberg	Name:	Douglas E. Onsi
Title:	Senior Associate Provost	Title:	President
Chief Technology Development Officer
Office of Technology Development
Harvard University

President and Fellows of Harvard College

By:	/s/ Anthony A. del Campo, M.B.A.
Name:	Anthony A. del Campo, M.B.A.
Title:	Vice President
Research and Technology Ventures
Dana Farber Cancer Institute

CONFIDENTIAL TREATMENT

REQUESTED PURSUANT TO RULE 24b-2

Exhibit 1.3

Development Milestones

******

****** — Material has been omitted and filed separately with the Securities and Exchange Commission

Exhibit 1.4

Development Plan

(Inserted after this page)

CONFIDENTIAL TREATMENT

REQUESTED PURSUANT TO RULE 24b-2

Shape Pharmaceuticals
Development Plan

******

****** — Material has been omitted and filed separately with the Securities and Exchange Commission

CONFIDENTIAL TREATMENT

REQUESTED PURSUANT TO RULE 24b-2

Exhibit 5.1.2.1

Cap Table

Capitalization Table of
Shape Pharmaceuticals, Inc.
as of the Effective
Date

******

****** — Material has been omitted and filed separately with the Securities and Exchange Commission